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                            DOMESTIC CUSTODY SERVICES
                         SIMMS FUNDS ANNUAL FEE SCHEDULE
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Annual fee based upon market value per fund:
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2 basis points on balances
Minimum annual fee per fund - $4,000

Portfolio Transaction Fees
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$ 5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$ 7.00 per repurchase agreement transaction
$12.00 per book entry security (depository or Federal Reserve system) $25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$ 9.00 per GNMA Amortized security purchase
$ 8.00 per GNMA principal/interest paydown, GNMA sales
$15.00 per option/future contract written, exercised or expired
$75.00 per Cedel/Euroclear transaction
$25.00 per mutual fund trade
$15.00 per Fed Wire or withdrawal
$15.00 per margin variation
$ 6.00 per short sale
$ 8.00 per paydown transaction

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Overdrafts - charged to the account at prime interest rate.

Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

                                                             Effective 10/1/2002